Exhibit (9)(ad)


               FUND ACCOUNTING SERVICING AGREEMENT
               (Addition of Emerging Growth Fund)




Firstar Trust Company
P.O. Box 2054
Milwaukee, WI 53201

Gentlemen:

          Pursuant to Paragraph 4 of the Fund Accounting Servicing Agreement dated March 23, 1988 that you and we have entered into, we are writing to request that you render accounting services under the terms of said agreement with respect to the Emerging Growth Fund, one additional portfolio we are establishing. Your compensation for the services provided under said agreement for said additional portfolio shall be determined in accordance with the fee schedule attached hereto. Please sign two copies of this letter where indicated to signify your agreement to provide said services and to the compensation terms set forth on the attached fee schedule.

                                   Sincerely,


Dated:              , 1997         PORTICO FUNDS, INC.
        ------------

                                   By:
                                      ------------------------
                                      (Authorized Officer)



ACKNOWLEDGED AND AGREED:

FIRSTAR TRUST COMPANY


By:                                Dated:              , 1997
   ------------------------              --------------
   (Authorized Officer)



                      FIRSTAR TRUST COMPANY
                  FUND VALUATION AND ACCOUNTING
                               FOR
                       PORTICO FUNDS, INC.

                      Emerging Growth Fund



Portfolio Services

Annual fee schedule for Emerging Growth Fund based on market value of assets.

     $27,500 for first $40,000,000.00
     1.25/100 of 1% on the next $200,000,000.00
     6.25/100 of 1% on the balance.



Out-of-Pocket Expenses:  Charged on the Account.

Fees are billed monthly.